UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Additional Soliciting Material Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [X]

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[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

CHEETAH NET SUPPLY CHAIN SERVICE INC.

(Name of Registrant as Specified in Its Charter)

TAKEOVER TIME 2026 LLC

NATASHA YURYEVNA OVSEPYAN

JOURDAN PIERCE MATTHEWS

WALTER FRANKLIN HARRIS

CAROL GRIMES

YAN QIN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[X] No fee required

[ ] Fee previously paid with preliminary materials

[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DATED OCTOBER 28, 2026

LETTER TO FELLOW STOCKHOLDERS

TAKEOVER TIME 2026 LLC

8403 NE 138th Street, Kirkland, Washington 98034

October 28, 2026

Dear Fellow Stockholders of Cheetah Net Supply Chain Service Inc.:

Fellow stockholders, THIS COMPANY IS NOT MANAGEMENT'S PERSONAL PROPERTY. Your investments, your voting rights, and your ability to hold directors accountable are the reason for this letter. Regardless of how many shares you own, you deserve clear information about who controls CTNT, how that control was obtained, and what choices are available to you under the Company's governing documents and Delaware law.

STOCKHOLDERS ARE NOT SPECTATORS. YOU ARE THE PEOPLE WHO BEAR THE CONSEQUENCES OF CORPORATE DECISIONS. YOUR VOICE MATTERS.

ON OCTOBER 21, THE COURT GRANTED EXPEDITED PROCEEDINGS IN THE CHALLENGE TO THE CLASS B SHARE ISSUANCE. THE ISSUANCE REMAINS IN DISPUTE. YET CTNT'S OCTOBER 27 PRELIMINARY REVOCATION STATEMENT COUNTS THE 1.5 MILLION VOTES FROM THOSE SHARES IN ITS STATED CONSENT THRESHOLD. STOCKHOLDERS DESERVE TO UNDERSTAND BOTH FACTS.

Takeover Time 2026 LLC is issuing this additional soliciting material in response to the Company's October 27, 2026 preliminary consent revocation statement. We ask you to examine the full record, including the October Class B transaction, the pending Delaware litigation, and both sides' disclosures. Our purpose is to give stockholders information to make an informed decision, not to ask anyone to accept management's or our account without scrutiny.

IMPORTANT INFORMATION ABOUT THE CONSENT SOLICITATION

This communication is being made by Takeover Time 2026 LLC in connection with its solicitation of written consents to replace the Board of Directors of Cheetah Net Supply Chain Service Inc. (Nasdaq: CTNT). It is not made on behalf of CTNT or its Board.

THE PARTICIPANTS IN THE SOLICITATION ARE TAKEOVER TIME 2026 LLC, NATASHA YURYEVNA OVSEPYAN, JOURDAN PIERCE MATTHEWS, WALTER FRANKLIN HARRIS, CAROL GRIMES, AND YAN QIN. Information about the participants and their direct or indirect interests, by securities holdings or otherwise, is contained in Takeover Time's Definitive Consent Solicitation Statement filed with the SEC on October 20, 2026, under the headings "PARTICIPANTS IN THE SOLICITATION," "SECURITIES TRANSACTIONS OF PARTICIPANTS," and "ARRANGEMENTS, COMPENSATION AND OTHER INTERESTS." The full statement is available without charge at the SEC link below.

STOCKHOLDERS SHOULD READ THAT DEFINITIVE CONSENT SOLICITATION STATEMENT, THE ACCOMPANYING CONSENT CARD WHEN FURNISHED, AND OTHER RELEVANT FILINGS CAREFULLY BEFORE MAKING A DECISION. Copies are available free of charge on the SEC website at www.sec.gov, including at: https://www.sec.gov/Archives/edgar/data/1951667/000210778826000015/ctntdefc14a.htm

Takeover Time's Definitive Consent Solicitation Statement was filed October 20, 2026 and is publicly available without charge at the SEC website. Takeover Time currently anticipates mailing the definitive solicitation materials to stockholders during the first week of November 2026 (anticipated November 2-6), subject to final consent-card approval, receipt of printed materials, and Broadridge processing. The materials may be received after that week.

The Company has filed its own preliminary consent revocation statement dated October 27, 2026. Stockholders should consider both parties' filed materials. This communication reflects Takeover Time's views and allegations; no court or Nasdaq determination of wrongdoing is asserted.

CTNT STOCKHOLDERS: THIS IS YOUR INVESTMENT, YOUR VOTING POWER, AND YOUR DECISION. LET'S SET THE RECORD STRAIGHT.

On October 27, 2026, Cheetah Net Supply Chain Service Inc. ("CTNT" or the "Company") filed a preliminary consent revocation statement opposing Takeover Time 2026 LLC's ("Takeover Time") solicitation. It challenges our share ownership, director nominees, qualifications, reimbursement disclosure, and plans for the Company.

Shareholders have every right to scrutinize our record. We welcome it. You have exactly the same right to scrutinize the incumbent Board, its decisions, its financial oversight, and the consequences for your investment. Accountability cannot be a one-way street.

1. STOCKHOLDERS DESERVE A CHOICE. WE ARE NOT BUYING CTNT.

Takeover Time is not seeking to buy CTNT or purchase stockholders' shares. We are soliciting written consents for an integrated, three-proposal action to fix the Board at five seats, remove the incumbent directors, and elect the five nominees identified in our definitive consent solicitation statement.

Delaware law does not impose a general minimum percentage ownership requirement on a stockholder merely to initiate a lawful consent solicitation. The required level of affirmative shareholder support to effect the proposed actions is a different issue.

A shareholder-led board replacement is not a corporate acquisition. We are asking stockholders to exercise the voting rights attached to their shares, not to sell us those shares. Whether you own one share or many, your right to ask questions and demand disclosure deserves respect.

2. YOUR VOTING POWER MATTERS: $330,000 FOR SHARES CARRYING 1.5 MILLION VOTES.

On October 7, 2026, CTNT entered into an agreement to sell Huan Liu, its Chairman and Chief Executive Officer, 100,000 additional Class B shares for $330,000. The transaction closed on October 9. Each Class B share carries 15 votes. THOSE NEW SHARES CARRIED 1,500,000 VOTES.

CTNT's October 27 filing describes Liu's earlier June Class B purchase as having "restored his majority voting position." It then says his October Class B purchase "returned him to roughly his June position." In the Company's disclosed capital structure, Liu held approximately 53.30% of total voting power after the October transaction.

RESTORED. RETURNED. LET THAT SINK IN.

Takeover Time's effort to replace the Board was publicly disclosed before the October transaction. While stockholders were organizing to change directors, CTNT's Board approved a sale of super-voting shares that returned the incumbent CEO to a majority voting position.

CTNT had separately raised substantial funds through equity offerings. Its decision to sell Liu additional 15-vote Class B shares, rather than ordinary one-vote Class A shares, should be examined for its business purpose, alternatives, timing, fairness, and effect on the stockholder franchise.

For every CTNT stockholder, this is the central question: what does it mean for your ability, together with other stockholders, to influence who sits on the Board when 1.5 million additional votes are placed in the CEO's hands? We are asking shareholders to decide who should oversee their investment. The incumbent Board approved a transaction returning its CEO to majority voting control. Those are not the same thing.

THE VOTING THRESHOLD ITSELF IS DISPUTED. In its October 27 preliminary statement, CTNT reports 1,332,087 outstanding Class A shares and 101,358 Class B shares, for a total of 2,852,457 votes. CTNT states that 1,426,229 votes are needed to approve the written-consent proposals. Its calculation expressly includes 1,500,000 votes from the October 9 issuance to CEO Huan Liu, even though that issuance is challenged in pending litigation. The Company says its calculation is subject to any applicable court order and disagrees with Takeover Time's exclusion of the disputed shares.

TAKEOVER TIME DISPUTES THAT VOTING BASE. Our October 20 definitive consent statement sets out an alternative 676,229-vote majority threshold if the challenged block is excluded. We are not asserting that a court has accepted our calculation. Until the Court rules, the parties disagree over whether those 1.5 million votes should count toward the consent threshold. The Court's denial of temporary relief did not finally adjudicate the validity of the issuance or exclude the shares from voting.

TO CTNT STOCKHOLDERS: THIS IS NOT JUST AN ACCOUNTING DIFFERENCE. IT IS A DISPUTE ABOUT HOW YOUR COLLECTIVE VOTING POWER IS MEASURED WHILE YOU ARE BEING ASKED TO DECIDE THE BOARD'S FUTURE. We believe the proper treatment of the challenged votes deserves prompt judicial resolution and prominent disclosure.

3. STOCKHOLDER VOTING RIGHTS WARRANT INDEPENDENT LEGAL SCRUTINY.

We believe the October Class B transaction warrants examination under the following provisions and principles. These are possible legal issues and asserted grounds for examination, not findings by a court or Nasdaq that any violation has occurred:

- Nasdaq Rule 5635(b) - whether shareholder approval was required in light of the issuance's effect on control.

- Nasdaq Rule 5630 - whether the related-party transaction received appropriate independent review and oversight.

- Nasdaq Rule 5640 - whether the issuance comported with voting-rights protections, taking account of CTNT's pre-existing dual-class structure.

- Nasdaq Rule 5250(e)(2) - whether any applicable advance notification obligations concerning additional shares were satisfied; Takeover Time has not established that a required notice was omitted.

- DGCL Section 144 - the applicability of Delaware's interested-director transaction provisions and any relevant statutory protections.

- DGCL Sections 152 and 153 - compliance with statutory and charter requirements for authorizing and issuing shares.

- Delaware fiduciary duties of loyalty and care - whether the directors acted for proper corporate purposes and on an appropriately informed basis.

- Coster v. UIP Companies and related Delaware equitable principles - whether a stock issuance improperly interfered with stockholder voting rights and a pending board-replacement effort.

Stockholder voting rights are not a technical afterthought. Board approval, or payment of $330,000, does not by itself resolve every legal and equitable question concerning 1.5 million additional votes.

4. STOCKHOLDERS DESERVE THE FULL STORY ABOUT THE COURT PROCEEDINGS.

THE COMPANY'S OWN PRINCIPAL CHRONOLOGY LEAVES OUT A MATERIAL COURT HEARING. On page 4 of its October 27 preliminary revocation statement, CTNT presents a section titled "BACKGROUND OF THE TAKEOVER TIME CONSENT SOLICITATION" as a chronology of principal events. That list gives dated entries to October 15 press releases, an October 16 communication, the October 20 definitive consent filing, and the Company's October 27 filing. Yet it contains no separate October 21 entry for the Court of Chancery hearing concerning the very Class B issuance being challenged. CTNT does acknowledge the hearing later, on page 18 under "CERTAIN LITIGATION." The point is not that the Company failed to disclose the hearing anywhere; it is that the hearing was omitted from the principal chronology presented to stockholders.

At the October 21 hearing, Vice Chancellor Nathan A. Cook GRANTED Plaintiff's request for expedited proceedings in the challenge to the October Class B issuance. The Court also DENIED immediate interim injunctive relief. Those procedural rulings are distinct: granting expedition allows the challenge to proceed promptly; denying immediate relief did not determine whether the 100,000 Class B shares were lawfully issued.

The preliminary injunction hearing is scheduled for November 18, 2026, at 9:15 a.m. Eastern Time, in person.

WHY WERE PRESS RELEASES IMPORTANT ENOUGH FOR THE PRINCIPAL CHRONOLOGY, BUT THE OCTOBER 21 COURT HEARING WAS NOT? In Takeover Time's view, the court-ordered expedition and the denial of immediate relief are both material procedural developments. STOCKHOLDERS SHOULD SEE THE COMPLETE PROCEDURAL PICTURE WHEN ASSESSING THE COMPANY'S ACCOUNT OF THIS CONTEST. This criticism concerns the prominence and placement of the information; it is not an assertion that CTNT concealed the hearing or that the Court has decided the merits.

THE LITIGATION REMAINS PENDING. THE COURT HAS NOT FINALLY RULED THAT THE CHALLENGED CLASS B ISSUANCE WAS VALID OR INVALID. CTNT's stated majority threshold includes the contested shares but expressly acknowledges that a court order could change the voting-power calculation. STOCKHOLDERS SHOULD NOT CONFUSE A CURRENTLY REPORTED VOTING COUNT WITH A FINAL JUDICIAL DECISION ABOUT THE ISSUANCE.

5. STOCKHOLDERS DESERVE ANSWERS ABOUT HOW THE TRANSACTION WAS APPROVED.

CTNT says the Class B transaction was reviewed and approved by disinterested directors. The publicly filed purchase agreement identifies the Board, acting through a committee of disinterested directors, as having reviewed and approved the related-party transaction. It does not itself provide the full underlying deliberation record.

I have repeatedly demanded the full meeting minutes and the supporting approval records. I have received meeting-minute material, but my requests for the complete minutes and related supporting documentation have not been fully satisfied. I continue to seek a substantive response concerning the remaining records.

The transaction's purpose, alternatives, anticipated voting effect, and actual approval process should be supported by the contemporaneous record - not merely management's later characterization. Stockholders deserve an explanation they can evaluate, not a demand for blind trust. No sealed or confidential minutes are reproduced here.

6. STOCKHOLDERS SHOULD JUDGE PERFORMANCE, NOT JUST RESUMES.

CTNT has disclosed substantial equity issuances and dilution, reverse stock splits, ineffective disclosure controls, significant lending and receivable exposure, and approximately RMB 280 million (about $41.11 million at contribution) tied to an investment arrangement that was subsequently terminated. The filed termination agreement described fundamental regulatory and structural deficiencies in that arrangement.

Liu serves as Chairman, CEO, and Interim CFO, with principal accounting responsibilities. These disclosed circumstances warrant serious assessment of independent oversight, capital allocation, and controls.

Qualifications are more than titles on a resume. PERFORMANCE MATTERS. ACCOUNTABILITY MATTERS. RESULTS MATTER.

The current directors have had the opportunity to oversee these matters. Shareholders are entitled to judge their record and consider a different Board.

7. STOCKHOLDERS DESERVE ONE STANDARD OF TRANSPARENCY FOR BOTH SIDES.

CTNT criticizes the small shareholdings of our participants and disclosed family relationships among nominees. Its own preliminary revocation statement recognizes that neither limited ownership nor a family relationship automatically disqualifies a nominee. We agree that relationships and economic interests warrant transparent disclosure; the same standard should apply to incumbent directors.

CTNT's October 27 ownership table reports that several incumbent independent directors own no Class A shares. Stock ownership is not a proxy for qualifications only when management finds it convenient.

We have disclosed that, if successful, we intend to seek reimbursement of reasonable solicitation expenses, subject to applicable law and fiduciary obligations, without assurance of approval. CTNT's own filing states that the Company will bear the expense of its consent-revocation solicitation, including legal, printing, mailing, and related litigation expenses.

Shareholders deserve transparency about the costs incurred by both sides, who authorized the expenditures, and the basis for treating them as corporate expenses. ONE STANDARD FOR EVERYONE.

8. OUR PRIORITY IS A BOARD ACCOUNTABLE FOR THE COMPANY'S PERFORMANCE AND ITS STOCKHOLDERS.

Our October 20 definitive consent solicitation statement identifies review of financial oversight, internal controls, management, receivable recovery, capital allocation, and Nasdaq compliance among our priorities. The statement also discusses certain possible governance measures for a future Board to evaluate; it does not represent that all such measures have been adopted.

Any replacement Board would have to carry out its responsibilities under Delaware law, observe applicable Nasdaq independence and committee requirements, and evaluate company records before making decisions. Directors oversee the business for the corporation and its stockholders; individual stockholders do not directly authorize every company expenditure.

We are seeking stronger accountability, meaningful shareholder communication, and an opportunity for shareholders to choose who represents them. The Company's money and governance are not management's private entitlement.

A change of directors through a lawful written-consent process is a mechanism of corporate accountability. It is not, merely because incumbents oppose it, an attack on the Company.

Whether you are a long-term investor, a recent buyer, a retail holder, or an institution, we ask you to evaluate the same issues: Is the Board exercising independent judgment? Are shareholders receiving meaningful disclosure? Are capital and voting decisions being made for proper corporate purposes? Your investment deserves answers.

9. PROTECT YOUR CHOICE: UNDERSTAND THE WHITE REVOCATION CARDS.

In its October 27 preliminary consent revocation statement, CTNT asks stockholders to return proposed WHITE consent revocation cards. This preliminary filing does not itself establish that cards have been mailed. The Company explains that a signed WHITE revocation card can revoke a previously delivered consent, subject to the card's terms and applicable law.

WARNING: CTNT'S PROPOSED WHITE CARD SAYS THAT SIGNING AND DATING IT WITHOUT CHECKING ANY BOX WILL REVOKE PREVIOUSLY DELIVERED CONSENTS TO ALL THREE PROPOSALS. Under CTNT's instructions, marking "ABSTAIN" also revokes any earlier consent on that proposal. A SIGNED, UNMARKED WHITE CARD IS NOT NEUTRAL.

IF YOU SUPPORT TAKEOVER TIME'S PROPOSALS, DO NOT SIGN, DATE, OR RETURN ANY WHITE CONSENT REVOCATION CARD FROM CTNT - EVEN IF YOU LEAVE EVERY BOX BLANK. DO NOT RETURN CTNT'S WHITE CARD TO SHOW SUPPORT FOR TAKEOVER TIME.

These are instructions from CTNT's October 27 preliminary filing. A holder who has not previously consented has no earlier consent to revoke. Shareholders retain the right to choose and change instructions under applicable procedures.

Where do I personally believe an unwanted WHITE revocation card belongs? HERE'S A HINT: THE BLUE BUCKET LABELED RECYCLING.

And just as I believe an unwanted revocation card belongs in recycling, I believe the incumbent Board's tenure belongs in the past. We intend to pursue that result through lawful stockholder consents - not through additional insider super-voting purchases.

CTNT urges stockholders to sign, date, and promptly return its WHITE consent revocation card. TAKEOVER TIME URGES THE OPPOSITE.

IF YOU SUPPORT TAKEOVER TIME'S PROPOSALS, SIGN, DATE, AND PROMPTLY RETURN THE GREEN CONSENT CARD OR GREEN BROKER VOTING INSTRUCTION FORM, AS APPLICABLE, WHEN YOU RECEIVE IT.

Follow the accompanying instructions carefully. Institutional holders may be able to give instructions through ProxyEdge. If you have already submitted a valid consent, this communication does not itself require you to submit another one.

WHITE is CTNT's proposed revocation card. GREEN is Takeover Time's consent card. Shareholders remain free to make their own decisions and to change valid instructions under applicable procedures.

THE DECISION ABOUT YOUR CONSENT BELONGS TO YOU, THE STOCKHOLDER.

Management cannot lecture shareholders about control while demanding that they overlook a transaction that returned its CEO to majority voting power during a disclosed board-replacement effort.

It cannot demand accountability from everyone else while treating explanations of its own conduct as a substitute for the supporting evidence.

THE DECISION ABOUT WHO SHOULD REPRESENT STOCKHOLDERS BELONGS TO STOCKHOLDERS.

TO EVERY CTNT STOCKHOLDER: YOUR SHARES REPRESENT AN INVESTMENT THAT DESERVES RESPECT. READ THE FILINGS. ASK HARD QUESTIONS. UNDERSTAND THE VOTING RIGHTS ATTACHED TO YOUR SHARES. THEN MAKE YOUR OWN INFORMED CHOICE.

Directors are entrusted with governing the corporation. They are not entitled to treat stockholder questions or a lawful stockholder consent campaign as an inconvenience. Management and the Board should be accountable for their conduct--not the other way around.

Sincerely,

TAKEOVER TIME 2026 LLC

By: Natasha Yuryevna Ovsepyan, Managing Member